Exhibit 99.1
Press Release

AMSC REPORTS FOURTH QUARTER AND FULL YEAR
FISCAL 2009 FINANCIAL RESULTS

- - - -
Fourth Quarter Revenues Increased 43 Percent Year Over Year to $87.6 Million
Full Year Revenues Increased 73 Percent Year Over Year to $316 Million
Fiscal 2009 Gross Margin Grew 800 Basis Points Year Over Year to 36.4 Percent
First Full Fiscal Year of Profitability Reported

DEVENS, Mass., May 13, 2010 – American Superconductor Corporation (NASDAQ: AMSC), a global power technologies company, today reported financial results for its fourth quarter and full fiscal year 2009 ended March 31, 2010.

Revenues for the fourth quarter of fiscal 2009 were $87.6 million, a 43 percent increase over $61.2 million in revenues for the fourth quarter of fiscal 2008. Gross margin for the fourth quarter of fiscal 2009 was 37.8 percent, which compares with 32.6 percent for the fourth quarter of fiscal 2008.

AMSC generated net income of $4.9 million, or $0.11 per diluted share, for the fourth quarter of fiscal 2009. This compares with $1.3 million, or $0.03 per diluted share, for the fourth quarter of fiscal 2008. The company generated non-GAAP net income of $8.4 million, or $0.18 per diluted share, for the fourth quarter of fiscal 2009. This compares with non-GAAP net income of $4.1 million, or $0.09 per diluted share, for the fourth quarter of fiscal 2008. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Revenues for full year fiscal 2009 were $316.0 million, an increase of 73 percent from $182.8 million for full year fiscal 2008. Gross margin for full year fiscal 2009 was 36.4 percent, which compares with a 28.4 percent gross margin for full year fiscal 2008.

The company’s net income for full year fiscal 2009 was $16.2 million, or $0.36 per diluted share. This compares with a net loss for full year fiscal 2008 of $(16.6) million, or $(0.39) per share. On a non-GAAP basis, AMSC reported net income of $31.7 million, or $0.70 per diluted share, for full year fiscal 2009. This compares with a non-GAAP net loss of $(3.1) million, or $(0.07) per share, for full year fiscal 2008.

Cash, cash equivalents, marketable securities and restricted cash at March 31, 2010 were $155.1 million. This compares with $112.8 million as of December 31, 2009 and $117.2 million as of March 31, 2009.

The company reported backlog as of March 31, 2010 of approximately $588 million compared with approximately $546 million as of December 31, 2009 and $558 million as of March 31, 2009. Of the $588 million in backlog as of March 31, 2010, more than $380 million is expected to be recognizable as revenue in fiscal year 2010.

“AMSC capped fiscal year 2009 in particularly strong fashion,” said Greg Yurek, AMSC’s founder and chief executive officer. “We set new records for revenues and gross margin in the fourth fiscal quarter, generated better-than-expected net income and closed a steady stream of large wind power and power grid orders.

“Entering fiscal 2010, we have approximately 90 percent of our forecasted revenues in backlog, which gives us a high degree of confidence we will grow revenues by more than 30 percent year over year. We also expect further increases in productivity in fiscal 2010. Coupled with our strong forecasted revenue growth, we expect these productivity gains will drive at least a 70 percent increase in non-GAAP earnings year-over-year. We expect that this growth in non-GAAP earnings will translate into net positive cash flow for the year even as we continue to invest aggressively for continued growth in future years,” Yurek concluded.

Financial Forecast
“For full year fiscal 2010, we expect revenues to increase to a range of $415 million to $425 million,” said David Henry, AMSC’s senior vice president and chief financial officer. “We expect that our GAAP net income will more than double to a range of $37.5 million to $40 million, or $0.80 to $0.85 per diluted share. On a non-GAAP basis, we expect our net income will increase to a range of $54 million to $56.5 million, or $1.15 to $1.20 per diluted share. Finally, we expect to once again be net cash flow positive for full year fiscal 2010.”

Conference Call Reminder
In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 913-981-5550 and using conference ID 9035417. A telephonic playback of the call will be available from 1:00 p.m. ET on May 13 through 1:00 p.m. ET on May 20. Please call 888-203-1112 and refer to conference ID 9035417 to access the playback.

About American Superconductor (NASDAQ: AMSC)
AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in renewable energy providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, dSVC, PowerModule, PQ-IVR, PQ-SVC, Secure Super Grids, SuperGEAR, SeaTitan and, Windtec and design are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; our operating results may fluctuate significantly from quarter to quarter and may fall below expectations in any particular fiscal quarter; a significant portion of our revenues are derived from a single customer and revenues from this customer may decline in future periods; adverse changes in domestic and global economic conditions could adversely affect our business; changes in exchange rates could adversely affect our financial results; we may not realize all of the sales expected from our backlog of orders and contracts; we rely upon third party suppliers for the components and subassemblies of many of our products, making us vulnerable to supply shortages and price fluctuations; we have not manufactured our 344 superconductors in commercial quantities, and a failure to manufacture our 344 superconductors in commercial quantities at acceptable cost and quality levels would substantially limit our future revenue and profit potential; and our patents may not provide meaningful protection for our technology, which could result in us losing some or all of our market position. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Year ended
	March 31,		March 31,
	2010	2009	2010	2009
Revenues:
Power Systems	$84,763	$58,225	$304,276	$168,008
Superconductors	2,861	3,004	11,679	14,747

Total revenues	87,624	61,229	315,955	182,755

Cost of revenues	54,479	41,252	200,977	130,882

Gross profit	33,145	19,977	114,978	51,873

Operating expenses:
Research and development	7,228	4,769	23,593	19,675
Selling, general and administrative	13,968	10,374	50,446	37,516
Amortization of acquisition related intangibles	449	431	1,827	1,848
Restructuring and impairments	—	362	451	1,030

Total operating expenses	21,645	15,936	76,317	60,069

Operating income (loss)	11,500	4,041	38,661	(8,196)

Interest income	160	512	788	2,785
Other income (expense), net	(39)	(76)	(2,693)	(2,489)

Income (loss) before income tax expense	11,621	4,477	36,756	(7,900)

Income tax expense	6,684	3,169	20,508	8,735

Net income (loss)	$4,937	$1,308	$16,248	$(16,635)

Net income (loss) per common share
Basic	$0.11	$0.03	$0.37	$(0.39)

Diluted	$0.11	$0.03	$0.36	$(0.39)

Weighted average number of common shares outstanding
Basic	45,133	43,093	44,445	42,718

Diluted	45,955	43,537	45,290	42,718

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$87,594	$70,674
Marketable securities	54,469	39,255
Accounts receivable, net	62,203	48,071
Inventory	35,858	35,129
Prepaid expenses and other current assets	15,381	12,345
Restricted cash	5,713	5,872
Deferred tax assets, net	1,776	1,160

Total current assets	262,994	212,506

Property, plant and equipment, net	64,315	54,838
Goodwill	36,696	26,233
Intangibles, net	7,770	8,859
Marketable securities	7,342	—
Restricted cash	—	1,406
Other assets	21,067	5,264

Total assets	$400,184	$309,106

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$84,319	$60,253
Deferred revenue	19,970	21,066

Total current liabilities	104,289	81,319

Deferred revenue	13,302	4,902
Deferred tax liabilities, net	1,248	840
Other	380	184

Total liabilities	119,219	87,245

Stockholders’ equity:
Common stock	448	433
Additional paid-in capital	698,417	653,052
Accumulated other comprehensive loss	(7,011)	(4,487)
Accumulated deficit	(410,889)	(427,137)
Total stockholders’ equity	280,965	221,861

Total liabilities and stockholders’ equity	$400,184	$309,106

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the year ended
	March 31,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$16,248	$(16,635)
Adjustments to reconcile net income/(loss) to net cash used in operations:
Depreciation and amortization	9,789	8,403
Stock-based compensation expense	13,494	9,672
Stock-based compensation expense—non-employee	138	7
Allowance for doubtful accounts	457	1,495
Re-valuation of warrant	—	1,335
Deferred income taxes	(2,717)	—
Other non-cash items	1,155	826
Changes in operating asset and liability accounts:
Accounts receivable	(21,603)	(18,845)
Inventory	(656)	(24,382)
Prepaid expenses and other current assets	(6,421)	(6,277)
Accounts payable and accrued expenses	23,775	27,210
Deferred revenue	7,021	14,765

Net cash provided by (used in) operating activities	40,680	(2,426)

Cash flows from investing activities:
Purchase of property, plant and equipment	(16,541)	(6,532)
Purchase of marketable securities	(81,980)	(89,576)
Proceeds from the maturity of marketable securities	59,387	88,605
Change in restricted cash	1,602	5,699
Purchase of intangible assets	(1,516)	(1,120)
Change in other assets	(948)	(566)

Net cash used in investing activities	(39,996)	(3,490)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	19,003	12,463

Net cash provided by financing activities	19,003	12,463

Effect of exchange rate changes on cash and cash equivalents	(2,767)	(3,707)

Net increase in cash and cash equivalents	16,920	2,840

Cash and cash equivalents at beginning of period	70,674	67,834

Cash and cash equivalents at end of period	$87,594	$70,674

Supplemental schedule of cash flow information:
Non-cash contingent consideration in connection with acquisitions	$10,828	$11,008
Non-cash issuance of common stock	1,916	556

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share data)

	Three months ended		Year ended
	March 31,		March 31,
	2010	2009	2010	2009
Net income (loss)	$4,937	$1,308	$16,248	$(16,635)
Amortization of acquisition-related intangibles	449	431	1,827	1,848
Restructuring and impairments	—	362	451	1,030
Stock-based compensation	3,054	2,086	13,494	9,672
Re-valuation of warrant	—	—	—	1,335
Tax effects	(90)	(85)	(367)	(373)

Non-GAAP net income (loss)	$8,350	$4,102	$31,653	$(3,123)

Non-GAAP earnings (loss) per share	$0.18	$0.09	$0.70	$(0.07)

Weighted average shares outstanding *	45,955	43,537	45,290	42,718

* Diluted shares are used for periods where non-GAAP net income is generated.

Reconciliation of Forecast GAAP Net Income to Non-GAAP Net Income for Fiscal Year 2010
(In millions, except per share data)

	Low	High
Net Income	$37.5	$40.0
Amortization of acquisition-related intangibles	1.6	1.6
Stock-based compensation	15.3	15.3
Tax effects	(0.4)	(0.4)

Non-GAAP net income	$54.0	$56.5

Non-GAAP net income per share	$1.15	$1.20

Diluted shares outstanding	47.0	47.0

Note: Non-GAAP net income (loss) is defined by the company as net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, re-valuation of stock warrants, other unusual charges and any tax effects related to these items. The company believes non-GAAP net income (loss) is an important measurement for management and investors given the effect that these non-cash or non-recurring charges have on the company’s net income (loss). The company regards non-GAAP net income (loss) as a useful measure of operating performance and cash flow to complement operating income, net income (loss) and other GAAP financial performance measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income (loss) is set forth in the table above.

AMSC Contact:
Jason Fredette
Director, Corporate Communications
Phone: 978-842-3177
Email: jfredette@amsc.com